EXHIBIT 10.59
AMENDED CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”) is made and entered into on September, 30, 2010, by and between Hill-Rom Holdings, Inc., an Indiana corporation (the “Company”), and John J. Greisch (the “Executive”).
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;
WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee;
WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company;
WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that Executive continue in employment with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control; and
WHEREAS, the Company and Executive have previously entered into a Change in Control Agreement and now consider it desirable to update the prior agreement in consideration for the benefits provided herein;
NOW, THEREFORE, the Company and Executive agree as follows:
1. Termination following a Change in Control. After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 2 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:
(a) by the Company for any reason other than on account of his death, permanent disability, retirement or for Cause at any time prior to the third anniversary of a Change in Control; or

(b) by Executive for Good Reason at any time prior to the third anniversary of a Change in Control.
Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company, without Cause, prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within 3 months of such termination, then for purposes of this Agreement a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment and all references in Section 2 to payments within a specified period as allowed by law following “Termination” shall instead be references to the specified period following the Change in Control.
The rights and benefits described in Section 2 hereof shall be in lieu of any severance payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.
2. Rights and Benefits Upon Termination.
In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 1 hereof (“Termination”), the Company shall provide or cause to be provided to Executive the following rights and benefits, which, with the exception of Section 2(d) below, will only be provided if Executive executes and delivers to the Company within 45 days of the Termination a Release in the form attached hereto as Exhibit A (“Release”) and such Release has not been revoked:
(a) an amount equal to three times Executive’s Annual Base Salary (as defined below) payable as follows:
(i) if the Termination occurs within two years following the Change in Control, in a lump sum payment (1) on the date which is six (6) months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (Section 409A of the Code is hereunder referred to as “Section 409A”) and the Treasury Regulations promulgated thereunder and such payment is not otherwise exempt from Section 409A, or (2) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (1) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination; or

(ii) if the Termination occurs more than two years following the Change in Control, the amount determined under this Section 2(a) shall be paid over a 24-month period pursuant to applicable provisions of Executive’s Employment Agreement.
(b) for the 36 months following Termination, continued health and medical insurance coverage for Executive and his dependents substantially comparable (with regard to both benefits and employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank. From the end of such 36-month period until Executive attains Social Security Retirement Age, Executive shall have the right to purchase (at COBRA rates applicable to such coverage) continued coverage for himself and his dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had his employment terminated 36 months following Termination. The payment of any health or medical claims for the health and medical coverage provided in this subparagraph (b) shall be made to the Executive as soon as administratively practicable after the Executive has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A: (1) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit;
(c) continuation for Executive, for a period of three years following Termination, of the Executive Life Insurance Bonus Plan (if any) provided for Executive by the Company immediately prior to the Change in Control and the group term life insurance program provided for executive immediately prior to the Change in Control. The payment of any claim for death benefits provided under this subparagraph (c) shall be paid in accordance with the appropriate program, provided, however that if the death benefit is subject to Section 409A, then the death benefit shall be paid, as determined by the Company in its complete and absolute discretion, no later than the later to occur of (i) the last day of calendar year in which the death of the Executive occurs or (ii) the 90th day following the Executive’s death;
(d) a lump sum payment in cash, payable within 30 days after Termination, equal to all accrued and unpaid vacation, reimbursable business expenses, and similar miscellaneous benefits as of the Termination, provided, however, that to the extent that any such miscellaneous benefits are subject to Section 409A, such benefits shall be paid in one lump sum (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and such payment is not otherwise exempt from Section 409A or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee;” provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination; and

(e) a lump sum payment in cash for amounts accrued as of Termination under the Supplemental Executive Retirement Plan for the payment of benefits under such plan and an additional amount equal to three (3) times the amounts accrued for the last 12 months immediately prior to Termination in any of the Defined Contribution, Matching Account and/or Supplemental Contribution Account under the Supplemental Executive Retirement Plan, payable (i) on the date which is six (6) months following Termination, if the Executive is a “specified employee“ as defined in Code Section 409A(a)(2)(B)(i) or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination.
(f) a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation which would be payable to Executive if the Company performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Termination occurred had been achieved, payable with the next regularly scheduled payroll date following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Separation and Release Agreement or the expiration of sixty (60) days after Executive’s Termination and shall be paid on the Company’s regularly scheduled payroll dates thereafter, provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then benefits shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after Executive’s Termination; and
(g) the number of shares of common stock of the Company that would be payable to Executive under the Company’s Stock Incentive Plan provided, however, that if the Change in Control involves a merger, acquisition or other corporate restructuring where the Company is not the surviving entity (or survives as a wholly-owned subsidiary of another entity), then, in lieu of such shares of common stock of the Company, Executive shall be entitled to receive the consideration he would have received in such transaction in exchange for such shares of common stock; and provided, further, that the Company shall in any case have the right to substitute cash for such shares of common stock of the Company or merger consideration in an amount equal to the fair market value of such shares or merger consideration as determined by the Company including:
(i)	immediate vesting of all Bonus Stock Awards (as defined in the Company’s Stock Incentive Plan) awarded to Executive after the date of this Agreement;

(ii)	immediate vesting of all outstanding Stock Options awarded to Executive after the date of this Agreement under the Company’s Stock Incentive Plan;
(iii)
immediate vesting of all awards of Restricted Stock awarded to Executive after the date of this Agreement under any Stock Award Agreements (as defined in the Company’s Stock Incentive Plan) with Executive and Hill-Rom Holdings, Inc.;

(iv)
immediate vesting of all awards of Deferred Stock (as defined in the Company’s Stock Incentive Plan) (also known as Restricted Stock Units) awarded to Executive after the date of this Agreement under the Company’s Stock Incentive Plan; and

(v)	the exercise of any Stock Appreciation Right (as defined in the Company’s Stock Incentive Plan) within 60 days of a Change in Control as provided by section 7.2 of the Stock Incentive Plan.
Any awards of the type described in Paragraphs (i)-(v) above which were issued prior to the date of this Agreement shall be governed by the terms of the applicable award agreements at the time such awards were issued, and shall not be affected by this Agreement. Shares or cash payments in lieu of shares shall be paid at the time specified in the Stock Incentive Plan and the applicable award, subject to Executive’s delivery of a Release to the extent required by this Agreement or the applicable awards within 45 days of Executive’s Termination which Release has not been revoked.
3. Payment Adjustment Due to Excise Tax.
In the event that any payment or benefits received or to be received by Executive pursuant to Section 2 of this Agreement would, but for this paragraph, be subject to the excise tax imposed by Internal Revenue Code Section 4999, or any comparable successor provisions, then such payment shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with the Company to determine the benefits applicable under this paragraph.

4. Confidentiality; Non-Competition.
(a) Executive shall not at any time without the prior approval of the Company disclose to any person, firm, corporation or other entity any trade secret, confidential customer information, or other proprietary information not known within the industry or by the public generally regarding the business then being conducted by the Company, including, without limitation, financial information, marketing and sales information and business and strategic plans.
(b) Executive shall not at any time during the term of this Agreement and within three years following the termination of his employment with the Company, (i) solicit any persons who are employed by the Company to terminate their employment with the Company, and (ii) directly or indirectly (either individually or as an agent, employee, director, officer, stockholder, partner or individual proprietor, consultant or as an investor who has made advances of loan capital or contributions to equity capital), engage in any activity which he knows (or reasonably should have known) to be competitive with the business of the Company as then being carried on. Nothing in this Agreement, however, shall prevent Executive from owning, as an investment, up to two percent (2%) of the outstanding equity capital of any competitor of the Company, shares of which are regularly traded on a national securities exchange or in over-the-counter markets. The restrictions set forth in this Section 4 shall not apply in the event of a termination of Executive’s employment pursuant to Section 1.
5. Section 409A Acknowledgement.
Executive acknowledges that he has been advised of Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that Executive’s severance pay and other Termination benefits may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof. These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six (6) months after such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees that if Executive is a “specified employee” at the time of Executive’s termination and if severance payments are covered as “nonqualified deferred compensation” or otherwise not exempt, such severance pay (and other benefits to the extent applicable) due Executive at time of termination shall not be paid until a date at least six (6) months after Executive’s separation from service (as defined in Section 409A and applicable regulations issued thereunder). Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Executive and the Company shall each be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. To the extent applicable, Executive understands and agrees that Executive shall have the responsibility for, and Executive agrees to pay, any and all appropriate income tax or other tax obligations for which Executive is individually responsible and/or related to receipt of any benefits provided in this Agreement. Executive agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’

fee assessed against or incurred by the Company on account of such benefits having been provided to Executive or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Executive understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided or will provide Executive with any legal or financial advice concerning taxes or any other matter, and that Executive has not relied on any such advice in deciding whether to enter into this Agreement. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit.
6. Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)
“Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

(b)	“Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.
(c)	A “Change in Control” shall be deemed to occur on:
(i)
the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, (y) the acquisition of securities of the Company directly from the Company, or (z) the acquisition of Company securities by one or more members of the Hillenbrand Family (which term shall mean descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them);

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless
(A) the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;
(B) no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and
(C) the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;
(iii)
the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or
(v)	the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

Notwithstanding the foregoing, for benefits payable upon or in relation to a Change in Control which are not otherwise exempt from Section 409A, any of the events listed above must be a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as described in Section 409A and any regulations or other applicable guidance promulgated thereunder.
(d)	“Good Reason” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.
(e)	“Normal Retirement Benefit” shall have the meaning set forth in the Pension Plan.
(f)	“Pension Plan” means the Hill-Rom Holdings, Inc. Pension Plan as amended from time to time.
(g)	“Section 409A” means Section 409A of the Internal Revenue Code.
(h)	“Short-Term Incentive Compensation” means the Incentive Compensation payable under the Short-Term Incentive Compensation Program, or any successor or other short-term incentive plan or program.
(i)
“Early Retirement Benefits” early retirement benefits shall have the meaning set forth in the Pension Plan which defines the age at which full, unreduced benefits are available without any early retirement reduction being applied.

(j)	“Executive Life Insurance Bonus Program” shall mean a program under which the Company pays the annual premium for a whole life insurance policy on the life of Executive.
(k)	“Supplemental Executive Retirement Plan” shall mean the Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan, as amended from time to time.
(l)	“Defined Contribution Accounts”, “Matching Accounts”, and “Supplemental Contribution Accounts” shall have the meanings set forth in the Company’s Supplemental Executive Retirement Program (“SERP”).
(m)	“Stock Incentive Plan” shall mean the Hill-Rom Holdings, Inc. Stock Incentive Plan maintained by the Company, as amended from time to time.

7. Notice.
(a) Any discharge or termination of Executive’s employment pursuant to Section 1 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.
(b) For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to 1069 Highway 46 East, Batesville, Indiana 47006 provided that all notices to the Company shall be directed to the attention of the Board with a copy to Senior Vice President and Chief Legal Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8. No Duty to Mitigate. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.
9. Assignment.
(a) This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.
10. Arbitration. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.
11. Integration. This Agreement supersedes and replaces any prior oral or written agreements or understandings in respect of the matters addressed hereby.
12. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana without reference to principles of conflict of laws.
16. Attorney’s Fees. If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.
17. Term of Agreement. The term of this Agreement shall be one (1) year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, this Agreement shall not terminate (i) within three years after a Change in Control or (ii) during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board. The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination. In addition, Section 5(a) shall survive the termination of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HILL-ROM HOLDINGS, INC.
By:	/s/ Susan Lichtenstein
	Title:	Susan Lichtenstein
Senior Vice President, Corporate Affairs and Chief Legal Officer

/s/ John J. Greisch
Executive

CAUTION: READ BEFORE SIGNING
Exhibit A
SAMPLE SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION and RELEASE AGREEMENT (“Agreement”) is entered into by and between John J. Greisch (“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”). To wit, the Parties agree as follows:
1.	Executive and the Company have entered into an Amended Change in Control Agreement, attached hereto, effective as of September 30, 2010 (the “Change in Control Agreement”).
2.
Executive’s employment by the Company has been terminated following a Change in Control as described in the Change in Control Agreement. Executive shall terminate employment effective [INSERT DATE OF TERMINATION] (Executive’s “Effective Termination Date”). Except as specifically provided by this Agreement, the Change in Control Agreement, or any other non-employment agreement that may exist between the Company and Executive, Executive agrees that the Company shall have no other obligations or liabilities to Executive following Executive’s Effective Termination Date and that Executive’s receipt of the benefits as outlined in the Change in Control Agreement shall constitute a complete settlement, satisfaction and waiver of any and all claims Executive may have against the Company.

3.
Executive acknowledges that Executive has been advised of the American Jobs Creation Act of 2004, which added Section 409A (“Section 409A”) to the Internal Revenue Code, and significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that if Executive is a “key Executive” covered by Section 409A or any similar law, Executive’s severance pay may be treated by the Internal Revenue Service as providing “nonqualified deferred compensation,” and therefore subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation. These include, but are not limited to, a provision which requires that distributions to “specified employees” of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees if Executive is a “specified employee” at the time of Executive’s termination of employment and if severance payments are covered as “non-qualified deferred compensation” or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Executive’s Effective Termination Date from Company, as more fully explained in the Change in Control Agreement.

4.
In consideration of the promises contained in this Agreement and contingent upon Executive’s compliance with such promises, the Company agrees to provide Executive the benefits outlined in the Change in Control Agreement (the “Severance Benefits”).

5.
The Company further agrees to provide Executive with limited out-placement counseling with a company of its choice provided that Executive participates in such counseling immediately following termination of employment. Notwithstanding anything in this Section 5 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

6.
In exchange for the foregoing Severance Benefits, John J. Greisch on behalf of himself, Executive’s heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Holdings, Inc., (ii) its subsidiary or affiliated entities, (iii) all of their present or former directors, officers, Executives, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Agreement.

7.
Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. §1514,A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any Executive, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its Executives; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

8.
Executive further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing General Release with respect to any claims, demands, liabilities or obligations release by this Agreement provided, however, that nothing contained in this Agreement shall:

(a)	prevent Executive from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal state or local agency; or
(b)
prevent employee from challenging, under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of Executive’s release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission.

9.
Notwithstanding Executive’s right to file an administrative charge with the EEOC or any other federal, state, or local agency, Executive agrees that with Executive’s release of claims in this Agreement, Executive has waived any right Executive may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Executive in this Agreement. For example, Executive waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Further, with Executive’s release of claims in this Agreement, Executive specifically assigns to the Company Executive’s right to any recovery arising from any such proceeding.

10.
The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

(a)	Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive has entered into this Agreement knowingly and voluntarily;
(b)
The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which Executive would have otherwise been legally entitled absent the execution of this Agreement;

(c)	Prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of Executive’s choice concerning its terms and conditions; and
(d)	Executive has been offered at least [twenty-one (21)/forty-five (45)] days within which to review and consider this Agreement.

11.
The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after Executive has signed this Agreement, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety. This revocation must be sent to the Executive’s HR representative with a copy sent to the Hill-Rom Office of Chief Legal Officer and must be received by the end of the seventh day after the Executive signs this Agreement to be effective.

12.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after Executive signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Executive may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of Executive’s termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

13.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights Executive has to benefits which can not be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement Executive has with the Company prior to the date hereof, any rights Executive has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

14.
Except as provided in the Change in Control Agreement, Executive acknowledges that Executive will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units (“RSUs”) as of Executive’s Effective Termination Date. Failure to exercise any vested options within the applicable period as set for in the plan and/or grant will result in their forfeiture. Executive acknowledges that any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement. All terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties’ rights with respect to such equity based awards.

15.
Executive acknowledges that Executive’s termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

16.
Executive hereby affirms and acknowledges Executive’s continued obligations to comply with the post-termination covenants contained in Executive’s Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions. Executive acknowledges that a copy of the Employment Agreement has otherwise been provided to Executive and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests. Executive hereby affirmatively waives any claim or defense to the contrary. Executive hereby acknowledges that the definition of Competitor, as provided in Executive’s Employment Agreement shall include but not be limited to those entities specifically identified in the updated Competitor List, attached hereto as Exhibit B.

17.
Executive acknowledges that the Company as well as its subsidiary and affiliated companies (“Companies” herein) possess, and Executive has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense. Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business (collectively referred to herein as “Confidential Information”).

18.
Executive agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person. The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Executive or other wrong doing.

19.
On or before Executive’s Effective Termination Date or per the Company’s request, Executive agrees to return the original and all copies of all things in Executive’s possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that Executive received, prepared, helped prepare, or directed preparation of in connection with Executive’s employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Executive’s pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.

20.
Executive hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf (e.g., payment of any outstanding JPMorgan Chase Corporate MasterCard bill) to the extent permitted by Section 409A.

21.
Executive agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Executive’s knowledge or former area of responsibility. Executive agrees to immediately notify the Company, through the Office of the Chief Legal Officer, in the event Executive is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Executive is represented by the attorney for the purpose of protecting Executive’s personal interests or (iii) the Company has been advised of and has approved such contact. Executive agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. The Company agrees to reimburse Executive for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

22.
Executive agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its Executives, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities. Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Executive, the Company agrees not to provide any information that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Executive. The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Executive from providing truthful information in response to any court order, discovery request, subpoena or other lawful request.

23.
EXECUTIVE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that Executive shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than Executive’s spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding the termination of Executive’s employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a Confidential Separation and Release Agreement that prohibits Executive’s from further discussing the specifics of Executive’s separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in Executive’s Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

24.
In the event that Executive breaches or threatens to breach any provision of this Agreement, Executive agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach or threatened breach as well as an award of all costs and attorneys’ fees incurred by the Company in any successful effort to enforce the terms of this Agreement. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing General Release, or breaches the above confidentiality provision, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

25.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Executive shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief. In the event Executive is required to file suit to enforce the terms of this Agreement, the Company agrees that Executive shall be entitled to an award of all costs and attorneys’ fees incurred by Executive’s in any wholly successful effort (i.e. entry of a judgment in Executive’s favor) to enforce the terms of this Agreement. In the event Executive is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

26.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Executive’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Executive, both Parties having expressly denied any such liability or wrongdoing.

27.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.
28.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

29.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.
30.
Executive represents and acknowledges that in signing this Agreement Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

31.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Executive’s Employment Agreement, any obligations contained in an existing and valid Indemnity Agreement of Change in Control, or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

JOHN J. GREISCH	HILL-ROM HOLDINGS, INC.

Signed:	By:

Printed:	Title:

Dated:	Dated:

Exhibit B
ILLUSTRATIVE COMPETITOR LIST
The following is an illustrative, non-exhaustive list of Competitors with whom Employee may not, during Executive’s relevant non-compete period, directly or indirectly engage in any of the competitive activities proscribed by the terms of Executive’s Employment Agreement.

• Amico Corporation	• Anodyne Medical Device, Inc.

• APEX Medical Corp.	• Apria Healthcare Inc.

• Aramark Corporation	• Ascom (Ascom US, Inc.)

• Barton Medical Corporation	• B.G. Industries, Inc.

• CareMed Supply, Inc.	• Comfortex, Inc.

• Corona Medical SAS	• Custom Medical Solutions

• Dukane Communication Systems, a division of Edwards Systems Technology, Inc.	• Encompass Group, LLC

• Fitzsimmons Home Medical Equipment, Inc.	• Freedom Medical, Inc.

• Gaymar Holding Company, LLC (Gaymar Industries, Inc.)	• GF Health Products, Inc. (Graham Field)

• Getinge Group (Arjo; Getinge; Maquet; Pegasus; Huntleigh Technology Plc (Huntleigh Healthcare, LLC))	• Handicare AS (Romedic, Inc.)

• Human Care HC AB	• Horcher GmbH

• Industrie Guido Malvestio S.P.A.	• Intego Systems, Inc. (formerly known as Wescom Products, Inc.)

• Invacare Corporation	• Joerns Healthcare, Inc.

• Joh. Stiegelmeyer & Co., GmbH (Stiegelmeyer)	• Kinetic Concepts, Inc. (KCI)

• Linak Group	• Linet (Linet France, Linet Far East)

• MedaSTAT, LLC	• Medical Specialties Distributors, LLC

• Medline Industries, Inc.	• Merivaara Corporation

• MIZUOSI	• Modular Service Company

• Molift	• Nemschoff Chairs, Inc.

• Paramount Bed Company, Ltd.	• Nurture by Steelcase, Inc.

• Pardo	• Pegasus Airwave, Inc.

• Premise Corporation	• Prism Medical Ltd (Waverly Glen)

• Radianse, Inc.	• Rauland-Borg Corporation

• Recovercare, LLC (Stenbar, T.H.E. Medical)	• Sentech Medical Systems, Inc.

• SimplexGrinnell, LP	• SIZEwise Rentals, LLC

• Span America Medical Systems, Inc.	• Statcom (Jackson Healthcare Solutions)

• Stryker Corporation	• Sunrise Medical (Ted Hoyer and Company)

• Tempur-Pedic Medical, Inc.	• Tele-Tracking Technologies, Inc.

• Universal Hospital Services, Inc.	• V. Guldmann A/S

• Voelker AG	• West-Com Nurse Call Systems, Inc.
While the above list is intended to identify the Company’s primary competitors, it should not be construed as all encompassing so as to exclude other potential competitors falling within the Non-Compete definitions of “Competitor.” The Company reserves the right to amend this list at any time in its sole discretion to identify other or additional Competitors based on changes in the products and services offered, changes in its business or industry as well as changes in the duties and responsibilities of the individual employee. An updated list will be provided to Employee upon reasonable request. Employees are encouraged to consult with the Company prior to accepting any position with any potential competitor.
(Revised list April 2010)